EXHIBIT 10.1

First Amendment

to the

Sears Holdings Corporation 2006 Associate Stock Purchase Plan

(As of August 1, 2006)

WHEREAS, Sears Holdings Corporation (the “Company”) maintains a tax-qualified plan known as the Sears Holdings Corporation 2006 Associate Stock Purchase Plan (the “Plan”), which is qualified under section 423 of the Internal Revenue Code of 1986;

WHEREAS, FURTHER, pursuant to section 5 of the Plan, the Company has reserved the right to amend the Plan by action of the Board of Directors or Compensation Committee of the Board of Directors;

NOW THEREFORE, the Plan is hereby amended as hereinafter set forth effective as of August 1, 2006, unless otherwise stated herein, as follows:

1.	The first paragraph of section 2.1, including items (a), (b) and (c) thereof, is hereby deleted and replaced with the following:

“2.1. Eligibility. Plan participation will be available to (and will be limited to) each employee of an Employer beginning on the first day of the third month following such employee’s most recent date of hire by his or her Employer, except that the following persons will not be eligible to participate in the Plan:

(a) An employee whose customary employment is 20 hours or less per week and who also is classified in the Company’s payroll system as a “flex part-time” employee.

(b) An employee whose customary employment is not for more than five months in any calendar year.

(c) An employee who owns, or who would own upon the exercise of any rights extended under the Plan and the exercise of any other option held by the employee (whether qualified or non-qualified), shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Related Company. For purposes of this section 2.1(c), the rules of section 424(d) of the Code will apply in determining the stock ownership of an employee.”

2.	The second paragraph of section 2.2 is hereby deleted and replaced with the following:

“Subject to the limitations of section 2.3, each eligible employee who has elected to become a Participant in accordance with the foregoing provisions of this section 2.2 will be deemed to have been granted an option on the last day of each Subscription Period to purchase (at the applicable Purchase Price) on the Exercise Date (as defined in section 2.3) shares of Stock in accordance with section 2.3. Exercise of the option will occur as provided in section 2.3, except as provided in section 2.4. The option will expire on the last day of the Subscription Period.”

3.	Section 6(c) is hereby deleted in its entirety and replaced with the following:

“(c) Compensation. The term “Compensation” means cash compensation paid by the Employers (before withholding and deductions) during the applicable Subscription Period. This includes regular pay such as base pay, overtime, shift differential, commissions, cash bonuses and cash incentives; but it does not include special pay such as moving allowances, finder’s fees, prizes, retention bonuses, income from the exercise of stock options (or the lapsing of a restriction on a stock award) or deferred compensation.”